SCHEDULE 14A
                                 (Rule 14a-101)
                                 AMENDMENT NO. 1

                      INFORMATION REQUIRED IN PROXY STATEMENT
                               SCHEDULE 14A INFORMATION

                      Proxy Statement Pursuant to Section 14(a)
                       of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant

Check the appropriate box:
[X]  Preliminary Proxy Statement   [ ]Confidential, for Use of the
                                      Commission Only (as permitted by
                                      Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule
      240.14a-12

                 Bioject Medical Technologies Inc.
          (Name of Registrant as Specified in Its Charter)

                       James C. O'Shea
                   Chief Executive Officer
              Bioject Medical Technologies Inc.
                 7620 S.W. Bridgeport Road
                  Portland, Oregon  97224
            (Name of Person Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
      or 14a-6(i)(2), or Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

 1)    Title of each class of securities to which transaction applies:

 2)   Aggregate number of securities to which transaction applies:

 3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

 4)   Proposed maximum aggregate value of transaction:

 5)   Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:

    2)  Form, Schedule or Registration Statement No.:

    3)  Filing Party:

    4)  Date Filed:

                                     Bioject Medical Technologies Inc.
                                     7620 SW Bridgeport Road
                                     Portland, Oregon 97224
                                     Telephone (503) 639-7221
                                     Fax (503) 624-9002

December __, 1997


Dear Shareholders:

You are cordially invited to attend a Special Meeting of Shareholders at the Company's headquarters, 7620 S.W. Bridgeport Road, Portland, Oregon, on January __, 1998, at 9:00 a.m., Pacific Standard Time.

The Special Meeting has been called for the purpose of voting on three proposals relating to the Company's recent transactions with Elan Corporation, plc ("Elan plc") and its wholly-owned subsidiary, Elan International Services, Ltd. ("Elan"), and Raphael, LLC, a management consulting firm, for services it rendered in connection with the transactions with Elan and Elan plc. These transactions, as more fully described in the accompanying Proxy Statement, present the Company with an exciting opportunity in the field of glucose monitoring for diabetics. The proposals are to approve (1) the exchange of a promissory note in the original principal amount of $12.015 million issued by the Company to Elan for approximately 815,000 shares of the Company's Series A and Series B Convertible Preferred Stock,
(2) the issuance of the Company's Series C Convertible Preferred
Stock or substantially similar convertible preferred stock in connection with future funding of glucose monitoring research and development and (3) the issuance to Raphael, LLC, of a warrant to purchase 100,000 shares of the Company's Common Stock.

Your Board of Directors unanimously recommends that you vote FOR each of the proposals.

Whether or not you are able to attend the meeting, it is important that your shares be represented, no matter how many shares you own. We urge you to mark, sign, date and mail your proxy promptly in the envelope provided.

On behalf of the Board of Directors, thank you for your continued support of the Company. We look forward to greeting you personally at the meeting or receiving your proxy.

                               Sincerely,


                               /s/ James C. O'Shea
                               James C. O'Shea
                               Chairman of the Board,
                               President and
                               Chief Executive Officer

                    BIOJECT MEDICAL TECHNOLOGIES INC.

                NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON January __, 1998

To the Shareholders of
BIOJECT MEDICAL TECHNOLOGIES INC.:

A Special Meeting of Shareholders of Bioject Medical Technologies Inc., an Oregon corporation (the "Company"), will be held at the Company's principal executive offices, 7620 S.W. Bridgeport Road, Portland, Oregon, on January __, 1998 at 9:00 a.m., Pacific Standard Time, for the purpose of voting on three proposals.

The Company seeks approval of the following three proposals:
(1) the exchange of a promissory note in the original principal amount of $12.015 million previously issued by the Company to Elan International Services, Ltd., for approximately
680,000 shares of the Company's Series A Convertible Preferred Stock and 134,333 shares of the Company's Series B Convertible Preferred
Stock, (2) the issuance and sale of the Company's Series C Convertible Preferred Stock or substantially similar convertible preferred stock to fund future research in the field of glucose monitoring and (3) the issuance of a warrant to purchase 100,000 shares of the Company's Common Stock to Raphael, LLC, a management consulting firm, for services it rendered in connection with the transactions.

The Board of Directors has fixed November 10, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING.
YOU ARE URGED TO SIGN, DATE AND OTHERWISE COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE SIGNED AND RETURNED YOUR PROXY CARD.
                              By Order of the Board of Directors,


                              /s/ Peggy J. Miller
                              Peggy Jarvis Miller
                              Vice President, Chief Financial
                              Officer and Secretary/Treasurer

                             TABLE OF CONTENTS

SPECIAL MEETING OF SHAREHOLDERS January __, 1998

VOTING

SECURITY OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

THE ELAN TRANSACTIONS AND THEIR RELATIIONSHIP TO THE PROPOSAL

DESCRIPTION OF THE PROMISSORY NOTE

DESCRIPTION OF THE PREFERRED STOCK

PROPOSAL #1: APPROVAL OF THE EXCHANGE OF A PROMISSORY NOTE FOR SERIES A
             AND SERIES B CONVERTIBLE PREFERRED STOCK

PROPOSAL #2: APPROVAL OF THE FUTURE ISSUANCE OF SERIES C CONVERTIBLE
             PREFERRED STOCK

PROPOSAL #3: APPROVAL OF THE ISSUANCE OF A WARRANT TO PURCHASE 100,000 SHARES
             OF COMMON STOCK

OTHER MATTERS

EXHIBITS: DOCUMENTS INCORPORATED BY REFERENCE

                  BIOJECT MEDICAL TECHNOLOGIES INC.
                     7620 S.W. BRIDGEPORT ROAD
                      PORTLAND, OREGON  97224

                         PROXY STATEMENT

                     SPECIAL MEETING OF SHAREHOLDERS
                            JANUARY __, 1998

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Bioject Medical Technologies Inc., an Oregon corporation (the "Company"), for use at the Company's Special Meeting of Shareholders to be held on January
__, 1998, at 9:00 a.m. (the "Meeting") and at any and all adjournments and postponements of the Meeting. The Meeting will be held at the Company's principal executive offices at 7620 S.W. Bridgeport Road, Portland, Oregon for the purpose of voting on the following three proposals:
(1) the exchange of a promissory note in the original principal amount of $12.015 million previously issued by the Company to Elan
International Services, Ltd. ("Elan") for certain shares of the Company's Series A and Series B Convertible Preferred Stock; (2) the issuance of the Company's Series C Convertible Preferred Stock or substantially similar convertible preferred stock to fund future research and development of glucose monitoring technology and (3) the issuance of a warrant to purchase 100,000 shares of the Common
Stock to Raphael, LLC, all as more fully described in this Proxy
Statement (collectively, the "Proposals"). For a description of the transactions with Elan and the effects of shareholder approval of the Proposals, see "The Elan Transactions and their Relationship to the Proposals" and "Effects of the Proposals and Board of Directors'
Recommendation."

This Proxy Statement and the accompanying form of proxy will be first mailed to shareholders on or about December __, 1997.

The cost of preparing, assembling and mailing the Notice of Special Meeting of Shareholders, Proxy Statement and forms of proxy and the cost of soliciting proxies will be paid by the Company. Proxies may be solicited in person or by telephone, facsimile or other means of communication by certain of the directors, officers and regular employees of the Company who will not receive any additional compensation for such solicitation. In addition, the Company has retained the services of Allen Nelson & Co. to assist in the solicitation of proxies. The Company estimates it will pay Allen Nelson & Co. its customary and reasonable fees not expected to exceed $3,500, plus reimbursement of certain out-of-pocket expenses, for its services in soliciting proxies. The Company will reimburse brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.

VOTING

November 10, 1997 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. On that date there were 25,328,842 shares of the Company's Common Stock outstanding. The Company has previously authorized 10 million shares of Preferred Stock authorized, none of which are issued and outstanding. Each share of Common Stock is entitled to one vote on any matter that may be presented for consideration and action by the shareholders at the Meeting. The holders of a majority of the shares of Common Stock outstanding on the record date and entitled to be voted at the Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Meeting and any adjournments and postponements thereof. Shares abstaining will be counted as present at the Meeting for the purpose of determining the presence or absence of a quorum for the transaction of business. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote is required to approve the proposal. Abstentions and non-votes by those present in person or by proxy and entitled to vote will have the same effect as votes against the proposal.

Each proxy will be voted according to the shareholder's directions specified in the proxy. Proxies granted without voting instructions will be voted FOR the proposed exchange, FOR the issuance of Series C Convertible Preferred Stock or substantially similar convertible preferred stock and FOR the issuance of the warrant. Any shareholder has the power to revoke his or her proxy at any time before it is voted at the Meeting by submitting a written notice of revocation to the Secretary of the Company or by filing a duly executed proxy bearing a later date. A proxy will not be voted if the shareholder who executed it is present at the Meeting and elects to vote the shares represented thereby in person.

SECURITY OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The voting securities of the Company consist of common stock without par value (the "Common Stock"). Each share issued at the time of the Record Date of November 10, 1997 carries the right to one vote at the Meeting. As of November 10, 1997, a total of 25,328,842 shares of the Common Stock were issued and outstanding.

The following tables set forth certain information concerning the beneficial ownership of the Common Stock at October 24, 1997, by: (i) each person known by the Company to own beneficially more than 5 percent of the outstanding Common Stock; (ii) each of the directors; and (iii) all directors and officers as a group. Each shareholder listed below has sole voting and investment power with respect to the shares beneficially owned, except as indicated:


Name of Beneficial Owner     Number of             Percentage
                               Shares             Beneficially
                            Beneficially            Owned
                              Owned(1)

Elan International
Services, Ltd. (2)
Flatts Smiths SL04
Bermuda                     4,477,273                 16.6%

Hambrecht & Quist (3)
50 Rowes Wharf,
Boston, Massachusetts
02110
                            3,380,300                 12.8

Paramount Capital (4)
787 Seventh Avenue,
New York, New York
10019
                           2,239,842                   8.4

James C. O'Shea (5)          390,291                   1.5

David H. de Weese (6)         18,750                     *

Grace Keeney Fey (7)          36,000                     *

William A. Gouveia (8)       70,000                      *

Eric T. Herfindal (9)        37,500                      *

Richard J. Plestina (10)     41,250                      *

John Ruedy, MD (11)         153,200                      *

Michael Sember (12)               -                      -

Peggy J. Miller (13)        138,653                      *

J. Michael Redmond (14)     50,000                       *

All Directors and
Executive Officers as
a Group (11 persons) (15)  1,017,766                   3.7
-------------------------
*  Less than one percent.

(1)Beneficial ownership is determined in accordance with the rules word of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but not deemed outstanding for computing the percentage of ownership of any other person.
   Except as indicated, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock as shown as beneficially owned by them.

(2)Includes warrants to purchase 1,750,000 shares of Common Stock which are presently exercisable. The information regarding Elan International Services, Ltd. is based on a Schedule 13D filed by Elan International Services, Ltd. on October 15, 1997.

(3)Includes warrants to purchase 1,190,000 shares of Common Stock which are presently exercisable.

(4)Includes warrants to purchase 1,428,571 shares of Common Stock which are presently exercisable.

(5)Includes 50,000 options which became exercisable on October 3, 1997 and 318,750 options which are vested and become exercisable on April 3, 1998. Does not include 575,000 options that become vested and exercisable after 60 days.

(6)Includes 8,750 option shares which become exercisable within 60 days. Does not include 17,500 option shares that become exercisable after 60 days.

(7)Includes options to purchase 35,000 shares of Common Stock which are presently exercisable. Does not include 17,500 option shares which become exercisable after 60 days.

(8)Includes options to purchase 70,000 shares of Common Stock which are presently exercisable. Does not include 17,500 option shares which become exercisable after 60 days.

(9)Includes options to purchase 17,500 shares of Common Stock which are presently exercisable. Does not include 17,500 option shares which become exercisable after 60 days.

(10)Includes options to purchase 8,750 shares of common stock which are presently exercisable. Does not include 26,250 option shares which are exercisable after 60 days.

(11)Includes options to purchase 87,500 shares of Common Stock which are presently exercisable. Does not include 17,500 option shares which become exercisable after 60 days.

(12)Does not include 17,500 option shares that become exercisable after 60 days. Does not include shares beneficially owned by Elan, of which Mr. Sember is an officer.

(13)Includes options to purchase 25,000 shares of Common Stock which are vested and exercisable and options to purchase 105,000 shares of Common Stock which are vested and become exercisable on April 3, 1998. Does not include 25,000 option shares which become exercisable after 60 days.

(14)Includes options to purchase 25,000 shares of Common Stock which are vested and exercisable and options to purchase 25,000 shares of Common Stock which are presently vested and become exercisable on April 3, 1998. Does not include 75,000 option shares which become exercisable after 60 days.

(15)Includes 333,750 options which are presently exercisable, 8,750 options which are vested and become exercisable within 60 days and 512,625 options which are vested and become exercisable on April 3, 1998. Does not include 775,000 options which become vested and exercisable after 60 days.

All of the outstanding capital stock of Bioject Inc. is owned by the Company and 80.1 percent of the outstanding stock of Bioject JV Subsidiary Inc. is owned by the Company.

THE ELAN TRANSACTIONS AND THEIR RELATIONSHIP TO THE PROPOSALS

On September 30, 1997, the Company executed a binding letter agreement with Elan Corporation, plc ("Elan plc") and Elan International Services, Ltd. ("Elan"), a wholly-owned subsidiary of Elan plc covering various investments in the Company by Elan, the formation of the Company's new subsidiary, Bioject JV Subsidiary Inc. ("JV Sub"), and a license (the "License") by Elan plc to JV Sub of certain patents and know-how (the "Technology") related to systems for the continuous monitoring of glucose levels in persons with diabetes. The final documentation for the License and related transactions was executed on October 15, 1997.

The parties anticipate that an ambulatory monitoring system will be developed under the License. The system is expected to include a patch-like sensor coupled with a wrist watch-type monitoring device to measure glucose levels. Human clinical trials of the system are presently expected to begin in early 1998. Elan plc is a worldwide drug delivery and biopharmaceutical company with its principal research and manufacturing facilities in Ireland, the United States and Israel.
Elan plc's shares trade on the New York, London and Dublin Stock Exchanges.

JV Sub is owned 80.1 percent by the Company and 19.9 percent by Elan. Elan has invested $2.985 million in JV Sub's Common
Stock and the Company has invested $12.015 million in JV Sub's Common
Stock.

Elan loaned the Company the funds the Company has invested in JV
Sub.  The loan is evidenced by a promissory note issued by the Company
(the "Note"). The Note bears interest from and after October 15, 1997 at the rate of 9% until December 31, 1997 and 12% thereafter. See "Description of the Promissory Note". If Proposal Number 1 is approved, the Note will be canceled and exchanged for the Company's Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.
Under NASDAQ rules, the Company was barred from issuing this preferred stock to Elan without receiving approval from the Company's shareholders.
Of the total outstanding principal and accrued interest on the Note at the date of exchange, $10 million plus accrued interest on the Note will be exchanged for Series A Convertible Preferred Stock at $15.00 per share. The Series A Convertible Preferred Stock will accrue dividends at the rate of 9% per annum (compounded semi-annually). The remaining $2.015 million outstanding under the Note will be exchanged for Series B Convertible Preferred Stock at $15.00 per share, which will not accrue dividends. Depending on the market value of the Company's common stock, the Series A and Series B Convertible Preferred Stock may convert at a 20% discount on October 15, 2004. The value of this beneficial conversion feature, $3 million, will be accreted as incremental preferred dividends over seven years using the effective interest method. See "Description of the Preferred Stock".

Elan plc has agreed to conduct at its expense certain research and development efforts related to the Technology until the first to occur of (i) commencement of human trials, (ii) April 1, 1998 or
(iii) the devotion by Elan plc to such further research and development efforts of aggregate Elan plc resources equal to $2.5 million. Following the completion of such research efforts at Elan plc, the responsibility for funding the project will shift to JV Sub. Elan plc has agreed to make itself available to conduct other development and commercialization efforts as may be described for it in one or more development plans to be agreed in good faith by JV Sub and Elan plc.
JV Sub will be required to pay Elan plc for such further work, but if the Proposal is approved by the Company's shareholders, JV Sub would receive a discounted price for such further work by Elan plc.

JV Sub intends to obtain up to $5 million of the funds required for the further development and commercialization of the Technology through additional investment in JV Sub's capital stock of approximately $4 million by the Company and approximately $1 million
by Elan.   The Company and Elan have indicated their intention to make these further investments in JV Sub, provided that JV Sub's Board of Directors determines that such funds are required for development of the Technology pursuant to a development plan which has been approved
by Elan.   Each of the Company and Elan have reserved the right to
withhold its share of the additional funding, but each has agreed not to do so unreasonably. Elan will in any event not be obligated to fund any amount in excess of 25% of the amount of such additional investments by the Company, nor to make any further investments following the expiration of 30 months after the earlier of (i) February 1, 1998 and (ii) the date the Company's shareholders approve the Proposals.

Provided that the Company's shareholders approve Proposal Number 2, the Company intends to obtain up to $4 million for its further investment in JV Sub's capital stock from the sale to Elan of Series C Convertible Preferred Stock in that amount. Subject to certain conditions, including shareholder approval and the use of the proceeds of the investment solely to fund such further investments in JV Sub, the Company has the right to require Elan to purchase such amount of the Series C Convertible Preferred Stock, at a price per share equal to ten times the average market price of the Company's Common Stock for a ten day period prior to the date of issuance of the Series C Convertible Preferred Stock. See "Description of the Preferred
Stock".  The agreement by Elan to purchase such Series C Convertible
Preferred Stock will expire 30 months after the date the Company's shareholders approve the Proposals.

The Company and JV Sub anticipate that significant levels of funding will be required to develop the Technology in addition to the
funding that is described above.   The Company anticipates that
additional funding will be raised through the future issuance of debt or equity by either or both of the Company and JV Sub.

Elan has also agreed under certain conditions to loan JV Sub further funds to support the research, development and commercialization of the Technology after JV Sub has expended a specified amount on research and development and provided that JV Sub is not readily able to obtain such funds from other sources. Such funding would constitute senior indebtedness of JV Sub. Elan's agreement to provide such loan is subject to certain conditions, including the consent of Elan (which consent shall not be unreasonably withheld or delayed), a requirement that JV Sub's market capitalization not exceed a specified level, and the determination by Elan that such funding is likely to result in the accomplishment of certain goals as set forth in JV Sub's business plan.

Under the License, Elan plc has granted JV Sub an exclusive license to the Technology in North America for use in glucose monitoring. If the Company's shareholders approve Proposals Number 1 and 2, this will become an exclusive worldwide license to the Technology for such use. The continued exclusivity of JV Sub's License is contingent, on a country-by-country basis, on JV Sub's refraining from commercializing products which would compete with the products covered by the licensed Elan plc Technology. Further, the License itself is contingent, on a country-by-country basis, on JV Sub's diligently seeking and obtaining regulatory marketing approval for licensed products and on JV Sub's timely commercial launch of the licensed products in countries where such approval has been obtained.

The Licensed Technology will include any improvements or modifications developed or acquired by Elan plc and useful in glucose monitoring applications. JV Sub is required under the License to grant back to Elan plc certain nonexclusive licenses to any modifications or improvements made by or for JV Sub to the licensed Technology, for use by Elan plc in applications other than the monitoring of glucose levels. If JV Sub's License becomes nonexclusive in certain countries, or if the License is terminated in certain countries (due to failure(s) to satisfy the conditions described above), the grant back of such licenses by JV Sub to Elan plc will also extend to other technology that is necessary for the commercialization of the licensed products by Elan plc in such countries, and, for such purposes.

JV Sub will neither be permitted to assign the License nor to grant sublicenses to the Technology without the prior written consent of Elan plc. Elan plc has agreed not to withhold such consent unreasonably, except where the proposed assignee or sublicensee is one of a number of specified companies seen as actual or potential competitors.

The Company believes that the license is likely to run for most of the likely useful life of the products that may be commercialized under it. In the event that a significant percentage of JV Sub's equity is acquired by any one of a number of specified companies identified by Elan plc as actual or potential competitors, or any other entity to which Elan plc does not consent (which consent shall not be unreasonably withheld in the case of such other, unspecified companies), the License may be immediately terminated at the option of Elan plc.

JV Sub has paid Elan plc an initial royalty of $15 million
under the License.  In addition, JV Sub is required under the
License to pay Elan plc an aggregate of $15 million in further royalties in stated amounts as certain milestones are achieved, including commencement and completion of certain product trials, the filing of applications for regulatory marketing approval, and the grant of such approval. If the Company's shareholders approve Proposals Number 1 and 2 described herein, thereby extending the territory of the License to be worldwide, the royalty payment called for upon the grant of US marketing approval will be split into two payments, one to be paid upon the grant of such US marketing approval and the other to be paid upon the grant of marketing approval in any
other of certain major nations listed.   Additionally, JV Sub will be
required under the License to pay Elan plc a continuing royalty equal to a percentage of the net revenues from sublicenses of the Technology or from the sale by JV Sub or its sublicensees of products covered by the licensed patents or that incorporate or apply the licensed know-how. The percentage royalty will increase in stages as the aggregate net revenues in a given fiscal year exceed stated levels. These stated levels will be higher if the Company's shareholders approve
Proposals Number 1 and 2 described herein, reflecting the larger potential market for such products under the License once its territory has been expanded to be worldwide.

Elan has invested $2.985 million in the Company in exchange for 2,727,273 shares of the Company's Common Stock and a five-year warrant to purchase an additional 1,750,000 shares of Common Stock at $2.50 per share. The purchase price of the Company's Common Stock and the exercise price of the warrant were determined by arms-length negotiation with Elan. The Company has agreed that it will use its best efforts to cause a nominee of Elan to be elected to its Board of Directors for as long as Elan owns at least a five percent equity position in the Company (this level will increase to ten percent in seven years). The Company's Board of Directors added
Michael Sember, Elan's vice president of planning, investment and development, as a director effective October 16, 1997, the day following the closing of the transactions contemplated by the letter agreement.

Elan has agreed that for a period of three years it will not (i) purchase shares or assets of the Company from third parties (ii) participate in a tender or exchange offer, merger or other business acquisition involving the Company, (iii) participate in any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company, (iv) solicit proxies or consents to vote any voting securities or the Company, (v) attempt to influence management or control of the Company or (vi) change the composition of the Company's Board of Directors; provided that such agreement will not apply if a tender offer or a proxy solicitation with respect to an acquisition proposal is made by a party which has been invited in writing by the Company or is unaffiliated with Elan.

Elan has also agreed to fund $500,000 of development expenses for the development of pre-filled ampules for the Company's needle-free injection technology. The funding will commence in the first quarter of fiscal 1998, upon written request from the Company, in the form of grants to the Company in four, quarterly (in arrears) payments of $125,000 each.

For its services in connection with the transactions described above and the introduction of the Company to Elan, Raphael, LLC, a management consulting company, will receive a cash payment in the amount of $150,000 and, subject to shareholder approval of Proposal Number 3, a five-year warrant to purchase 100,000 shares of the Company's Common Stock at an exercise price of $0.85 per share. If shareholder approval is not received, Raphael, LLC, will receive an additional cash payment totalling $75,000 payable immediately after the shareholder vote.

As discussed above, Elan has recently purchased 2,727,273 shares of the Company's common stock. These shares represent 10.8% of all common shares outstanding on the date of record and are entitled to vote on the proposals. If the proposal to exchange the Note plus accrued interest for convertible preferred stock is approved and assuming immediate conversion of the preferred stock by Elan at the stated conversion rate, Elan would hold approximately 10,920,000 shares of common stock or approximately 33% of total voting shares outstanding. If the Company's shareholders do not approve the preferred stock transactions with Elan, the Company would seek to sell equity securities in private placements or public offerings to repay the debt due to Elan and to finance future JV Sub research and development and other expenses. The Company is not engaged in any discussions or negotiations with third parties in connection with any such financing and there can be no assurance that such financing could be obtained in a timely manner, on favorable terms or at all.

DESCRIPTION OF THE PROMISSORY NOTE

On October 15, 1997, Elan loaned the Company the sum of $12.015 million in exchange for a promissory note (the "Note") issued by the Company, bearing interest at the rate of 9% per annum from October 15, 1997 through December 31, 1997, and at a rate of 12% per annum thereafter, with interest payable on April 13, 1998; thereafter interest is payable quarterly in arrears. All principal and accrued interest owing on the Note shall become due and payable on October
15, 2001, unless prepaid at the Company's option at any time on or after February 1, 1998.

The Note and the Securities Purchase Agreement, pursuant to which the Note is issued, contain covenants restricting certain activities of the Company. While the Promissory Note remains outstanding, the Company may not without Elan's written consent (a) incur any indebtedness or liens outside the ordinary course of business, which ordinary course shall include equipment liens and working capital lines up to a maximum of the lesser of $5 million and 50% of the Company's aggregate consolidated accounts receivable and inventory, (b) acquire or dispose of any material business or assets outside the ordinary course of business, or (c) effect any merger, consolidation or acquire control or any other corporation or business entity. Elan has agreed that its consent, if sought, will not be unreasonably withheld or delayed.

DESCRIPTION OF THE PREFERRED STOCK

Series A Convertible Preferred Stock

Dividends.  The Series A Convertible Preferred Stock ("Series A
Convertible Preferred Stock") accrues a mandatory dividend of 9% per annum, compounded semi-annually, which shall be paid by issuance of additional shares of Series A Convertible Preferred Stock.

Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company, each holder of Series A Convertible
Preferred Stock shall be entitled to receive $15.00 (the original issuance price) plus accrued and unpaid dividends thereon, per share.

Optional Conversion. Prior to October 15, 2004, each original issue share of the Series A Convertible Preferred Stock is convertible at Elan's election into ten shares of Common Stock. This conversion ratio is subject to anti-dilution adjustments for (a) so-called mechanical adjustments in the case of stock splits, recapitalizations or similar events or (b) for issuances (or in the case of options, grants thereof) to affiliates of the Company or the Company's or such affiliates' respective directors, officers, employees or agents, at prices below the then-market price other than shares (or options to acquire shares) up to 3,650,000 shares of Common Stock issued to directors, officers or employees of the Company or its affiliates (or in the case of options, granted at an exercise price) at less than market value under a duly-enacted stock option or compensation plan (the anti-dilution adjustments described above, the "Anti-dilution Adjustments"). In the event of such Optional Conversion, Elan forfeits any accrued and unpaid dividends.

Redemption. Provided that the market price of the Company's
Common Stock reaches and remains at $2.25 per share or greater during the 30-day period prior to the proposed redemption date, the Company will have the right to redeem up to one-third of the Series A Convertible Preferred Stock after three years, together with one-third of the then-accrued and unpaid dividends. Subject to the same condition as to the market price of the Common Stock, an additional one-third of the originally issued Series A Convertible
Preferred Stock may be redeemed by the Company after four years, together with one-half of then-accrued and unpaid dividends (if the first third was previously redeemed, or else two-thirds of the accrued and unpaid dividends if not). The balance of the Series
A Convertible Preferred Stock may be redeemed by the Company after five years, together with the remaining accrued and unpaid dividends, again, subject to the same condition that the Common
Stock reaches and remains at $2.25 per share or greater during the 30-day period prior to the proposed redemption date. Any such redemptions by the Company would be effected by the Company's giving between 45 days' and 90 days' notice and paying the original issuance price of $15.00 per share, plus such portions of the accrued dividends. During such notice period, Elan will retain the right to convert the Series A Convertible
Preferred Stock (or the applicable portion thereof) in accordance with its terms. The Series A Convertible Preferred Stock may be redeemed by the Company prior to such three, four or five-year periods, as applicable, only in the event that the Company shall have reasonably determined, in good faith, after consultation with Elan, permanently to abandon development of the Technology or products based on the Technology. Any such redemption would require the payment by the Company of the original issue price and all accrued dividends, and a similar 45 to 90-day notice period would be required, during which Elan will similarly retain the right to convert the Series A
Convertible Preferred Stock (or the applicable portion thereof) in accordance with its terms.

Mandatory Conversion. As of October 15, 2004, each share of
Series A Convertible Preferred Stock not previously converted or redeemed shall automatically convert into that number of shares of Common Stock determined by dividing the sum of the original issuance price of $15.00 and accrued but unpaid dividends by a per share Common
Stock price equal to 80% of the average of the closing prices of the Common Stock for the 10 trading days ending on the October
13, 2004; provided, that if the average of such closing prices is greater than or equal to $1.80, such per share price shall be $1.50.

Other Covenants. The Series A Convertible Preferred Stock contains covenants restricting the Company's ability (i) to amend or repeal any provisions of, or add any provision to, the Company's Articles of Incorporation or Bylaws if such actions would adversely alter the preferences, rights, privileges or powers of, or the restrictions provided by the terms of the Series A Convertible Preferred Stock for the benefit of, the Series A Convertible Preferred Stock, (ii) to create a series of Preferred Stock with a liquidation preference senior to the Series A Convertible Preferred Stock, (iii) to effect any merger, consolidation or similar transaction, or (iv) to increase or decrease the number of authorized shares of Series A Convertible Preferred Stock, except as required by the terms of the Series
A Convertible Preferred Stock, in each case, without the prior written consent or affirmative vote of a majority in interest of the Series A Convertible Preferred Stock, voting as a class which consent shall not be unreasonably withheld or delayed.

While the Series A or B Convertible Preferred Stock is issued and outstanding, the Securities Purchase Agreement contains covenants limiting the Company's ability (i) to acquire or dispose of any material business or assets outside the ordinary course of business, and (ii) to incur indebtedness in excess of $10 million aggregate principal amount unless the Company can reasonably establish (based on prudent and customary commercial practices and standards in the capital markets) that the Company may incur such indebtedness from an institutional lender, venture capital firm or reputable "hedge" fund on a prudent and reasonable basis, based on the Company's then credit-worthiness, prospects, solvency and business, in each case, without the prior written consent of Elan which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Company may incur working capital lines and equipment leases from unaffiliated third parties in bona fide financing transactions in principal amounts up to the lesser of $5 million and 50% of the Company's aggregate consolidated accounts receivable and inventory.

However, if Elan has reasonably withheld its consent to any of the foregoing transactions, the Company may nevertheless effect such a transaction if it redeems the Series A Convertible Preferred Stock, effective at the closing of such transaction by paying to Elan the entire original issuance price of $15.00 per share plus all then accrued and unpaid dividends, together with the issuance to Elan of a warrant (which shall be non-transferable, other than to Elan affiliates, or no more than five non-affiliates) and which shall entitle Elan to purchase that number of shares of the securities of the Company into which the Series A Convertible Preferred Stock would have been convertible had it not been redeemed under this provision. Such warrant would be exercisable until October
15, 2004, at an exercise price equal to the sums paid in redemption of the Series A Convertible Preferred Stock, plus 9% per annum from the redemption date to the exercise date.

Series B Convertible Preferred Stock

Dividends. The Series B Convertible Preferred Stock ("Series B
Convertible Preferred Stock") participates with the Common Stock on any declared or paid dividends or distributions, but has no mandatory dividend provisions.

Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company, each holder of Series B Convertible
Preferred Stock shall be entitled to receive $15.00 (the original issuance price) per share plus any accrued and unpaid dividends thereon.

Optional Conversion. Prior to October 15, 2004, each original issue share of the Series B Convertible Preferred Stock is convertible into ten shares of Common Stock, subject to the Anti-dilution Adjustments, identical to those for Series A Convertible Preferred Stock.

Redemption. The Series B Convertible Preferred Stock is redeemable upon the same terms as the Series A Convertible Preferred Stock.

Mandatory Conversion. As of October 15, 2004, each share of
Series B Convertible Preferred Stock not previously converted or redeemed shall automatically convert into that number of shares of Common Stock determined by dividing the sum of the original issuance price of $15.00 and accrued but unpaid dividends by a price equal to 80% of the average of the closing prices of the Common Stock for the 10 trading days ending on the October 13, 2004; provided, that if the average of such closing prices is greater than or equal to $1.80, such price shall be equal to $1.50.

Series C Convertible Preferred Stock

Dividends.  The Series C Convertible Preferred Stock ("Series C
Convertible Preferred Stock") participates with the Common Stock on any declared or paid dividends or distributions, but has no mandatory dividends.

Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company, each holder of Series C Convertible
Preferred Stock shall be entitled to receive the original issuance price of the Series C Convertible Preferred Stock per share plus any accrued and unpaid dividends theron. The original issuance price of the Series C Convertible Preferred Stock shall be based on the market price of the Common Stock at the time of issuance.

Optional Conversion. Prior to October 15, 2004, each original issue share of the Series C Convertible Preferred Stock is convertible into ten shares of Common Stock, subject to the Anti-dilution Adjustments, identical to those for Series A Convertible Preferred Stock.

Redemption. The Series C Convertible Preferred Stock is redeemable upon the same terms as the Series A Convertible Preferred Stock, except that the redemption price per share shall be the original issuance price plus any accrued and unpaid dividends.

Mandatory Conversion. As of October 15, 2004, each share of
Series C Convertible Preferred Stock not previously converted or redeemed shall automatically convert into that number of shares of Common Stock determined by dividing the sum of the original issuance price and accrued but unpaid dividends by a price equal to one-tenth of the original issuance price.

The proposed terms of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, and Series C Convertible Preferred Stock, which are subject to adjustment prior to issuance, have been filed as an exhibit to the Company's current report on Form 8-K/A filed on November 14, 1997.

                              PROPOSAL NUMBER 1:

    APPROVAL OF THE EXCHANGE OF A PROMISSORY NOTE FOR SERIES A AND
               SERIES B CONVERTIBLE PREFERRED STOCK

DESCRIPTION OF AND REASON FOR THE PROPOSAL

As described in more detail above under the heading "The Elan Transactions and Their Relationship to the Proposals," Proposal Number 1 seeks approval of the exchange of an outstanding promissory note to Elan in the amount of $12.015 million plus accrued interest for approximately 680,000 shares of Series A Convertible Preferred Stock and 134,333 shares of Series B Convertible Preferred Stock.

Under governing Oregon corporate law and the Company's Articles of Incorporation and Bylaws, no action or authorization by the Company's shareholders is necessary prior to the issuance of additional securities of the Company of a class authorized in the Company's Articles of Incorporation (including the Series A, B and C Convertible Preferred Stock). However, because transactions in the Company's Common Stock are reported on the National Association of Securities Dealers Automated Quotation ("Nasdaq") National Market System, the Company is subject to certain requirements of the National Association of Securities Dealers. The sale to Elan of 2,727,273 shares of Common Stock and a Warrant to purchase an additional 1,750,000 shares of Common Stock substantially exhausted the number of shares that could be issued by the Company in the absence of shareholder approval. Nasdaq rules require the Company to seek shareholder approval of the issuance by the Company of the Convertible Preferred Stock described above under the heading "Description of the Proposals."

Approval of Proposal Number 1 would eliminate the Company's obligation to make future cash interest payments or repayment of the principal amount to Elan under the Note. If shareholder approval of the Proposal is not obtained, the Company could be subject to delisting from Nasdaq, due to Nasdaq's requirement that a listed company maintain total net assets of at least $4 million. While the Note remains outstanding, the Company's net assets will remain below this minimum. If shareholder approval of the exchange is not obtained, the Company would seek to take other actions to maintain listing eligibility, but there can be no assurance that the Company would be successful in such efforts or would otherwise be able to maintain the listing requirements.

Approval of the exchange also would lead to the likely issuance, upon conversion of the preferred stock to Common Stock, of Common Stock at a deemed conversion price less than the future market price of the Common Stock, as it is presumed that Elan would not convert its shares voluntarily if the deemed conversion price were not less than the market price of the Common Stock. Also, mandatory conversion occurs at a discount to market price of the Common Stock on the date of conversion. See "Description of the Preferred Stock - Mandatory Conversion."

Holders of the preferred stock will be entitled to receive distributions on a liquidation in preference to the claims of the holders of the Common Stock in amounts equal to the original liquidation preference of Series A and Series B Convertible Preferred Stock. The issuance of the Series A and B Convertible Preferred Stock will dilute the interest of each shareholder in the economic results of the Company pro rata based on the number of shares owned by existing shareholders prior to any issuance. Certain corporate actions will require approval of the holders of preferred stock. See "Description of the Preferred Stock."

SUMMARY EFFECTS OF PROPOSAL NUMBER 1 AND BOARD OF DIRECTORS
RECOMMENDATION

As described in more detail above and under the heading "The
Elan Transactions and Their Relationship to the Proposals," approval of Proposal Number 1 will have several effects for the Company and JV Sub. Approval of Proposal Number 1 will:

-effect the automatic exchange of the Note for the Series A and Series B Convertible Preferred Stock, thereby eliminating the
 Company's requirement to make accrued or future cash interest payments to Elan under the Note
-permit holders of preferred stock to receive distributions upon liquidation in preference to the holders of Common Stock
-permit conversion of the preferred stock into common stock at deemed conversion prices which are likely to be less than future market prices of the Common Stock
-allow issuance of the preferred stock which will dilute the interest of each current shareholder in the economic results of the Company
-eliminate the Note, which had reduced the Company's net assets below the minimum requirements for listing on Nasdaq
-expand the territory under the License from North America to world-wide (if Proposal Number 2 is also approved)
-reduce the cost to JV Sub of certain research and development work that may be conducted by Elan plc at the request of JV Sub
 (if Proposal Number 2 is also approved)
-split the contingent royalty payment triggered by FDA approval into two stages, one upon FDA regulatory approval and the other upon regulatory approval outside the United States (if Proposal
 Number 2 is also approved)
-reduce the royalty payments for incrementally higher levels of net sales, reflecting the larger potential market under a world-wide license (if Proposal Number 2 is also approved)

The Board of Directors recommends that the shareholders vote FOR
Proposal Number 1 to approve the exchange of the Note to Elan for Series A and Series B Convertible Preferred Stock.


                          PROPOSAL NUMBER 2:

              APPROVAL OF THE FUTURE ISSUANCE OF SERIES C CONVERTIBLE
                   PREFERRED STOCK OR OTHER SIMILAR CONVERTIBLE
                               PREFERRED STOCK TO ELAN

DESCRIPTION OF AND REASON FOR THE PROPOSAL

Also as more fully detailed above under the heading "The Elan Transactions and Their Relationship to the Proposals," Proposal Number 2 seeks approval of the future issuance and sale of Series C Convertible Preferred Stock for an aggregate purchase price of up to $4 million, in order to fund the Company's portion of certain research and development costs of JV Sub. As is the case with Proposal No. 1, shareholder approval is necessary due to the requirements of Nasdaq and not pursuant to either Oregon corporate law or the Company's Articles of Incorporation and Bylaws.

Approval of Proposal Number 2 would provide the Company with the option to fulfill its financing commitments to JV Sub by selling other Preferred Stock with similar terms to Elan. Approval also would expand the territory under the License from North America to be world-wide, and would reduce the cost to JV Sub of certain research and development work that may be conducted by Elan plc at the request of JV Sub, as detailed above under the heading "Description of the Proposals." Under the License, JV Sub will be obligated to pay certain license royalties to Elan upon obtaining FDA regulatory approval of an ambulatory glucose monitoring system. If shareholders approve Proposal Number 2, with the result that the territory under the License is world-wide, such royalty payment will be split into two payments, one upon FDA regulatory approval and the other upon regulatory approval outside the United States. Should shareholder approval not be obtained, an amount equal to the two combined royalty payments will be payable to Elan in one payment when regulatory approval in the United States is received. Shareholder approval also would reduce the royalty payments for incrementally higher levels of net sales, reflecting the larger potential market under a world-wide License. Thus, if and when JV Sub markets a product, having obtained for it all necessary regulatory approval, the royalty payments due Elan will be lower at higher levels of net sales, thereby allowing JV Sub to retain a larger percentage of any sales proceeds.

As with Proposal Number 1, holders of the preferred stock will be entitled to distributions upon liquidation in preference to the claims of the holders of the Common Stock. The issuance of the Series C Convertible Preferred Stock will dilute the interest of each shareholder in the economic results of the Company pro rata based on the number of shares owned by existing shareholders prior to any issuance. Certain corporate actions will require approval of the holders of preferred stock. See "Description of the Preferred Stock." The Company does not have the right to sell Series C Preferred Stock to Elan unless it issues Series A and Series B Convertible Preferred Stock to Elan in exchange for the Note. Accordingly, Proposal 2 will not be submitted for a vote at the meeting if Proposal 1 is not approved.

SUMMARY EFFECTS OF PROPOSAL NUMBER 2 AND BOARD OF DIRECTORS
RECOMMENDATION

As described in more detail above and under the heading "The
Elan Transactions and Their Relationship to the Proposals," approval of Proposal Number 2 will have several effects for the Company and JV Sub. Approval of Proposal Number 2 will:

-provide the Company with the option to fulfill its financing commitments to JV Sub by selling Series C Convertible Preferred
 Stock to Elan
-permit holders of preferred stock to receive distributions upon liquidation in preference to the holders of Common Stock
-permit conversion of the preferred stock into common stock at deemed conversion prices which are likely to be less than future market prices of the Common Stock
-allow issuance of the preferred stock which will dilute the interest of each current shareholder in the economic results of the Company
-expand the territory under the License from North America to world-wide (if Proposal Number 1 is also approved)
-reduce the cost to JV Sub of certain research and development work that may be conducted by Elan plc at the request of JV Sub
 (if Proposal Number 1 is also approved)
-split the contingent royalty payment triggered by FDA approval into two stages, one upon FDA regulatory approval and the other upon regulatory approval outside the United States (if Proposal
 Number 1 is also approved)
-reduce the royalty payments for incrementally higher levels of net sales, reflecting the larger potential market under a world-wide license (if Proposal Number 1 is also approved)

The Board of Directors recommends that the shareholders vote FOR
Proposal Number 2 to approve the issuance and sale of Series C
Convertible Preferred Stock to Elan.


                         PROPOSAL NUMBER 3:

              APPROVAL OF THE ISSUANCE OF A WARRANT TO PURCHASE
                        100,000 SHARES OF COMMON STOCK

DESCRIPTION OF AND REASON FOR THE PROPOSAL

Proposal Number 3 seeks approval of the issuance of a five-year warrant to purchase 100,000 shares of Common Stock at $0.85 per share to Raphael, LLC, a management consulting company, as part of its fee for introducing the Company to Elan. As with the other proposals, Nasdaq rules require the Company to seek shareholder approval of the issuance by the Company of the warrant. Approval of the proposal would eliminate the additional cash payment in the amount of $75,000 to Raphael, LLC, for consulting services, which would be otherwise owed to Raphael, LLC, in lieu of a warrant, and will be paid to Raphael, LLC, immediately after the Special Meeting should Proposal Number 3 not obtain shareholder approval. However approval of Proposal Number 3 would afford Raphael LLC the possibility of realizing significantly greater value if the market price of the Common Stock increases in the future.

SUMMARY EFFECTS OF PROPOSAL NUMBER 3 AND BOARD OF DIRECTORS
RECOMMENDATION

Approval of Proposal Number 3 will eliminate the additional cash payment of $75,000 to Raphael, LLC, for consulting services, which would be owed to Raphael, LLC, in lieu of the warrant.

The Board of Directors recommends that the shareholders vote FOR
Proposal Number 3 to approve the issuance of a warrant to purchase Common Stock.


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference:

1. Comparative audited consolidated financial statements of the Company, including the notes thereto, for the year ended March 31, 1997, together with the Auditors' Report thereon
   (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended March 31, 1997).

2. Management's Discussion and Analysis of Financial
   Conditions and Results of Operations contained in the Company's Annual Report on Form 10-K for the year ended March 31, 1997 (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended March 31, 1997).

3. Comparative unaudited consolidated interim financial statements of the Company for the six months ended September
   30, 1997 (Incorporated by reference to the Company's Quarterly
   Report on Form 10-Q for the period ended September 30, 1997).

4. Management's Discussion and Analysis of Financial
   Conditions and Results of Operations contained in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1997
   (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1997).

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

Arthur Andersen, LLP, independent public accountants, examined the financial statements of the Company for fiscal 1997.
The Company expects representatives of Arthur Andersen, LLP, to be present at the Meeting and to be available to respond to appropriate questions from shareholders. The accountants will have the opportunity to make a statement at the Meeting if they desire to do so.

OTHER MATTERS

The Board of Directors of the Company does not know of any other matters that are to be presented for action at the Meeting. Should any other matters come before the Meeting or any adjournments and postponements thereof, the persons named in the enclosed proxy will have the authority to vote all proxies received with respect to such matters in their discretion.

                         By Order of the Board
                             Of Directors,



                             /s/ Peggy J. Miller
                             Peggy J. Miller
                             Vice President,
                             Chief Financial Officer
                             and Secretary/Treasurer


Portland, Oregon
December __, 1997

                              NOTICE OF
                     SPECIAL SHAREHOLDERS' MEETING
                                 AND
                           PROXY STATEMENT
                      ___________________________

                          DECEMBER __, 1997
                          PORTLAND, OREGON

                               BIOJECT

SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES ON, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.


              BIOJECT MEDICAL TECHNOLOGIES INC.
       THE SPECIAL MEETING OF SHAREHOLDERS, JANUARY __, 1998
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James C. O'Shea and Peggy J.
Miller, and each of them, as proxies, with full power of substitution in each of them, to vote for and on behalf of the undersigned at the Special Meeting of Shareholders of the Company to be held on January
__, 1998 and at any adjournment thereof, upon matters properly coming before the meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned.
Without otherwise limiting the general authorization given hereby, said proxies are instructed to vote as indicated on the reverse side.

1. Approve the exchange of a promissory note in the original principal amount of $12.015 million issued by the Company to Elan for approximately 815,000 shares of the Company's Series A and Series B Convertible Preferred Stock,

                 [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

2. Approve the issuance of the Company's Series C Convertible Preferred Stock or other similar convertible preferred stock to Elan in connection with future funding of glucose monitoring research and development

                     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

3. Approve the issuance to Raphael, LLC, of a warrant to purchase 100,000 shares of the Company's Common Stock.

                 [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

2. To take action upon any other business as may properly come before the meeting.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


Please sign, date and mail your proxy today.

Signature:____________________________   Date:___________________

Signature:____________________________   Date:___________________
            (if held jointly)

Capacity:___________________________________________
          (Title or Authority eg. Executor, Trustee)